                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                             VISIBLE GENETICS INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   92829S104
--------------------------------------------------------------------------------
                                (CUSIP Number)


     Check the appropriate box to designate the one pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 ----------------------
  CUSIP NO. 92829S104                  13G                Page 2 of 11 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      MPM BioEquities Adviser LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,351,937(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,351,937(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,351,937(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO. 92829S104                    13G              Page 3 of 11 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      MPM BioEquities Master Fund L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,351,937(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,351,937(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,351,937(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO. 92829S104                   13G               Page 4 of 11 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      MPM BioEquities GP L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,351,937(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,351,937(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,351,937(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                          --------------------------
  CUSIP NO. 92829S104                 13G               Page 5 of 11 Pages
--------------------------                          --------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MPM BioEquities GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,351,937(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,351,937(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,351,937(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                          --------------------------
  CUSIP NO. 92829S104                 13G               Page 6 of 11 Pages
--------------------------                          --------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MPM Capital II GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,351,937(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,351,937(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,351,937(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 92829S104                     13G                   Page 7 of 11 Pages
-------------------                                           ------------------


Item 1(a).  Name of Issuer:

    Visible Genetics Inc.
    ----------------------------------------------------------------------------


Item 1(b).  Address of Issuer's Principal Executive Offices:

    700 Bay Street, Suite 1000, Toronto ON, Canada M5G 1Z6
    ----------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

    MPM BioEquities Adviser LLC
    MPM BioEquities Master Fund L.P.
    MPM BioEquities GP L.P.
    MPM BioEquities GP LLC
    MPM Capital II GP LLC
    ----------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

    c/o MPM Capital L.P.
    601 Gateway Blvd., Suite 350
    South San Francisco, CA 94080
    ----------------------------------------------------------------------------

Item 2(c).  Citizenship:

    All entities were organized in Delaware, except MPM BioEquities Master Fund L.P., which was formed under the laws of Bermuda.
    ----------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

    Common Stock
    ----------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

    92829S104
    ----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92829S104                       13G                 Page 8 of 11 Pages
-------------------                                           ------------------

Item 3.  If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

    MPM BioEquities Adviser LLC is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
    ----------------------------------------------------------------------------

Item 4.  Ownership.

    (a)  Amount beneficially owned:

    1,351,937 (1)
    ----------------------------------------------------------------------------

    (b)  Percent of class:

    6.3%
    ----------------------------------------------------------------------------

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                1,351,937 (1)
                                                                        ---------------

         (ii)  shared power to vote or to direct the vote:              None
                                                                        ---------------

         (iii) sole power to dispose or to direct the disposition of:   1,351,937 (1)
                                                                        ---------------

         (iv)  shared power to dispose or to direct the disposition of: None
                                                                        ---------------

Item 5.  Ownership of Five Percent or Less of a Class.

    Not Applicable
    ----------------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

    Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.
    ----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92829S104                       13G                 Page 9 of 11 Pages
-------------------                                           ------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not Applicable
      --------------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.

      Not Applicable
      --------------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

      Not Applicable
      --------------------------------------------------------------------------

Item 10.  Certifications.

      Not Applicable
      --------------------------------------------------------------------------

(1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and the general partners and control person of such entities. MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities Master Fund L.P., the direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC. 1,351,937 of the shares are held of record by MPM BioEquities Master Fund L.P. Each reporting person herein disclaims beneficial ownership of shares not directly held by such person.

-------------------                                          -------------------
CUSIP NO. 92829S104                       13G                Page 10 of 11 Pages
-------------------                                          -------------------


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 3, 2002


                                       MPM BIOEQUITIES ADVISER LLC


                                       By:  /s/ Luke B. Evnin
                                            --------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                       MPM BIOEQUITIES MASTER FUND L.P.

                                       By:  MPM BIOEQUITIES GP L.P.,
                                            its General Partner


                                       By:  /s/ Luke B. Evnin
                                            --------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                       MPM BIOEQUITIES GP L.P.

                                       By:  MPM BIOEQUITIES GP LLC,
                                            its General Partner


                                       By:  /s/ Luke B. Evnin
                                            --------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager

-------------------                                          -------------------
CUSIP NO. 92829S104                       13G                Page 11 of 11 Pages
-------------------                                          -------------------


                                       MPM BIOEQUITIES GP LLC


                                       By:  /s/ Luke B. Evnin
                                            --------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                       MPM CAPITAL II GP LLC


                                       By:  /s/ Luke B. Evnin
                                            --------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager

                                   EXHIBIT A
                                   ---------

                            JOINT FILING AGREEMENT

     In accordance with rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Visible Genetics Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     For evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 3/rd/ day of January, 2002.

                                        MPM BIOEQUITIES ADVISER LLC

                                        By: /s/ Luke B. Evnin
                                            -------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                        MPM BIOEQUITIES MASTER FUND L.P.


                                        By: MPM BIOEQUITIES GP L.P.,
                                            its General Partner

                                        By: /s/ Luke B. Evnin
                                            -------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                        MPM BIOEQUITIES GP LLC


                                        By: /s/ Luke B. Evnin
                                            -------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager

                                        MPM BIOEQUITIES GP L.P.


                                        By: MPM BIOEQUITIES GP LLC,
                                            its General Partner

                                        By: /s/ Luke B. Evnin
                                            -------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager



                                        MPM CAPITAL II GP LLC


                                        By: /s/ Luke B. Evnin
                                            -------------------------------
                                            Name:  Luke B. Evnin
                                            Title: Manager